Exhibit 5.1


                                                               February 11, 1998

Big City Radio, Inc.
c/o Metromedia Company
One Meadowlands Plaza

East Rutherford, N.J.  07073-2137

                              Big City Radio, Inc.
                       Registration Statement on Form S-8
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Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Big City Radio, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), which relates to the 700,000 shares (the "Option Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of the Company which have been reserved for issuance pursuant to the Company's 1997

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Incentive Stock Plan (the "Plan") and the 281,265 shares (the "Executive
Shares") of Class A Common Stock to be issued to Michael Kakoyiannis pursuant to his Employment Agreement, dated as of December 24, 1997, with the Company (the "Executive Employment Agreement"), we have been requested by the Company to render our opinion as to the legality of the Option Shares and the Executive Shares being registered under the Registration Statement.

                  In connection with the furnishing of this opinion, we have examined (i) the Registration Statement, (ii) the Executive Employment Agreement, (iii) the Plan, (iv) the Amended and Restated Certificate of Incorporation of the Company, and the Amended and Restated Bylaws of the Company, each as amended to date, and (v) records of certain of the Company's corporate proceedings. In addition, we have made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereinafter expressed. In our examination of the documents, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photostatic, reproduced or conformed copies, the authenticity of all such latter documents, the enforceability of all documents against each party thereto and the legal capacity of all individuals who have executed any of the documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

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                  Based on the foregoing, we are of the opinion that (i) the
Option Shares have been duly authorized for issuance and that such Option Shares, when issued and delivered by the Company and paid for in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and nonassessable and (ii) the Executive Shares have been duly authorized for issuance and that such Executive Shares, when issued and delivered by the Company and paid for in accordance with the terms and provisions of the Executive Employment Agreement, will be validly issued, fully paid and nonassessable.

                  Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is also rendered only with respect to the laws and the rules, regulations and orders thereunder, which are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

                                    Very truly yours,



                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison
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                                        PAUL, WEISS, RIFKIND, WHARTON & GARRISON